Exhibit 99.1

MARKETAXESS NAMES FORMER MORGAN STANLEY EXECUTIVE THOMAS THEES
AS CHIEF OPERATING OFFICER

NEW YORK, February 8, 2005 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for U.S. and European high-grade corporate and emerging markets bonds, today announced the appointment of Thomas Thees as Chief Operating Officer.

Mr. Thees, 44, brings over 22 years of fixed income experience to MarketAxess. He joins MarketAxess after more than 16 years at Morgan Stanley, most recently as Managing Director and Head of Investment Grade Trading North America. Under Mr. Thees’ leadership, Morgan Stanley became a leading participant and developer of electronic corporate bond trading platforms.

“A recognized leader within the industry and a champion of electronic trading, Tom has made contributions throughout his career that have been instrumental in moving the industry and electronic trading forward,” commented Richard McVey, Chairman and CEO of MarketAxess. “Tom’s deep experience and range of relationships will be instrumental as we continue to penetrate our existing markets and develop new products to better serve our clients’ emerging needs.”

“With the growth of electronic trading in the fixed income markets, MarketAxess has demonstrated its leadership position by providing improved price discovery, market transparency, and innovative technological solutions — serving the needs of both investors and dealers alike,” notes Mr. Thees. “I look forward to continuing my work with clients as part of MarketAxess’ management team and further demonstrating the critical importance of electronic trading in the global fixed income markets.”

Mr. Thees is currently the Chairman of the Investment Grade Committee at The Bond Market Association. He also served on The Bond Market Association’s Board of Directors from 2000 to 2002. Prior to his tenure at Morgan Stanley, Mr. Thees held positions at Goldman Sachs and Citibank.

About MarketAxess

MarketAxess operates one of the leading platforms for the electronic trading of corporate bonds and certain other types of fixed-income securities, serving as an electronic platform through which our more than 500 active institutional investor clients can access the liquidity provided by our broker-dealer clients. MarketAxess’ multi-dealer trading platform allows our institutional investor clients to simultaneously request competitive, executable bids or offers from multiple broker-dealers, and to execute trades with the broker-dealer of their choice. MarketAxess offers our clients the ability to trade U.S. high-grade corporate bonds, crossovers, European high-grade corporate bonds, U.S. Treasury securities, agency securities and emerging markets bonds. MarketAxess also provides data and analytical tools that help our clients make trading decisions, and we facilitate the trading process by electronically communicating order information between trading counterparties. MarketAxess’ current participating dealers are: ABN AMRO, Banc of America Securities, Barclays PLC, Bear Stearns, BNP Paribas, Citigroup Global Markets, Credit Suisse First Boston, Deutsche Bank Securities, DZ Bank, FTN Financial, Goldman Sachs, HSBC, J.P. Morgan Chase, Lehman Brothers, Merrill Lynch, Morgan Stanley, The Royal Bank of Scotland, Santander Investment Securities, SG Corporate & Investment Banking, UBS and Wachovia Securities.

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Contacts:

Media Relations

Andy Nybo	Melissa Kanter
MarketAxess Holdings Inc.	Edelman
(212) 813-6246	(212) 704-8261

Investor Relations

Eric Scro	Michele Loguidice
MarketAxess Holdings Inc.	Edelman
(212) 813-6007	(212) 704-8243